Exhibit 1.2

NOTICE

THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF NOTEHOLDERS. IF NOTEHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD CONSULT THEIR OWN INDEPENDENT PROFESSIONAL ADVISERS.

THIS CONSENT SOLICITATION IS MADE FOR THE SECURITIES OF A NON-U.S. COMPANY. THE CONSENT SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS IN PORTUGAL AND THE UNITED KINGDOM THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES OF AMERICA.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE U.S. FEDERAL SECURITIES LAWS, SINCE THE ISSUER AND THE GUARANTOR ARE LOCATED IN FOREIGN COUNTRIES, AND SOME OR ALL OF THEIR OFFICERS AND DIRECTORS ARE RESIDENTS OF FOREIGN COUNTRIES. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS AND DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.

PT PORTUGAL, SGPS S.A.

(the “Company”)

Registered Office: Avenida Fontes Pereira de Melo, 40, 1069-300, Lisbon

Share Capital: Euro 3,450,000,000

Registration with the Commercial Registry of Lisbon and

Corporation no. 507,690,737

NOTICE

A Meeting of the holders (the “Noteholders”) of the €400,000,000 6.25 per cent. Notes due 2016 issued by the Company and guaranteed by Oi S.A. (the “Guarantor”) under the Portugal Telecom International Finance B.V. (“PTIF”) and Portugal Telecom, SGPS S.A. (“PT SGPS”) €7,500,000,000 Euro Medium Term Note Programme (hereinafter referred to as the “Notes”) is hereby convened to be held at the Company’s registered office, located at Avenida Fontes Pereira de Melo, no. 40, 1069-300 Lisbon, Portugal, on 4 May 2015, at 10:00 a.m. (Lisbon time).

Unless the context otherwise requires, capitalised terms used but not defined in this Notice shall have the meaning given in the Trust Deed, the Conditions or the Consent Solicitation Memorandum (each as defined below), as applicable.

The agenda will be as follows:

AGENDA

Sole Item

To approve an Extraordinary Resolution (the “Extraordinary Resolution”) in accordance with the provisions of the terms and conditions of the Notes (the “Conditions”) and the trust deed dated 17 December 1998 as supplemented on 19 September 2000, 20 December 2000, 4 February 2002, 29 April 2003, 7 November 2006, 23 April 2010,1 June 2012 and 19 March 2014 and as further supplemented or amended from time to time (the “Trust Deed”), made between the Company, PT SGPS, Portugal Telecom International Finance B.V., MEO Serviços de Comunicações e Multimédia., S.A. (formerly PT Comunicações, S.A.), Oi S.A. and Citicorp Trustee Company Limited (the “Trustee”), and the Interbolsa Instrument dated 19 March 2014 (the “Interbolsa Instrument”), in order to, among other things, introduce certain changes to the Notes including the introduction of PTIF as issuer and principal obligor in place of the Company, allow for the completion of the sale of the Company and grant to Noteholders an option to redeem their Notes (the “Investor Put”).

Preparatory Information to the Meeting

As from the publication of this Notice, the proposal for approval of the Extraordinary Resolution and the document containing the terms and conditions under which the Extraordinary Resolution is to be approved (the “Consent Solicitation Memorandum”) are made available to the Noteholders at the Company’s registered office at Avenida Fontes Pereira de Melo, no. 40, 1069-300 Lisbon, Portugal and on its website www.ptportugal.pt, as well as on the website of the Portuguese Securities Market Commission (the “CMVM”) www.cmvm.pt.

Participation in the Meeting

Noteholders who, at 00:00 a.m. (Lisbon time) on 24 April 2015 (the “Record Date”), hold at least one Note shall be entitled to participate and vote at the Meeting.

The right to participate and to vote at the Meeting is not affected by any transfer of Notes after the Record Date, nor dependent on such Notes being blocked between the Record Date and the date of the Meeting.

Noteholders intending to take part in the Meeting shall declare such intent to the Chairman of the Meeting (*) and to the financial intermediary(ies) with whom they have opened an individual securities account (each, a “Financial Intermediary”), being an affiliate member of Interbolsa, by no later than 11:59 p.m. (Lisbon time) on 23 April 2015 (“Declaration of Participation”). For such purpose, the Noteholders may (and are urged to) use the Declaration of Participation forms made available to them at the Company’s registered office at Avenida Fontes Pereira de Melo, no. 40, 1069-300 Lisbon, Portugal and on its website www.ptportugal.pt as from the publication of this Notice.

The Declaration of Participation may be transmitted by e-mail to the following address: assembleia-ptportugal@telecom.pt.

Financial intermediaries who are informed of the intent of their clients to take part in the Meeting shall send to the Chairman of the Meeting (*), by 11:59 p.m. (Lisbon time) on 24 April 2015, i.e. by the end of the day of the Record Date, the information on the number of Notes registered in the name of each client in accordance with article 74 of the Portuguese Securities Code as of the Record Date (“Declaration of the Financial Intermediary”), and for such purpose they may use the e-mail address assembleia-ptportugal@telecom.pt.

Noteholders will only be able to participate and vote if the Declaration of Participation in respect of their Notes has been received by the Chairman of the Meeting by 11:59 p.m. (Lisbon time) on 23 April 2015 and the Declaration of the Financial Intermediary in respect of their Notes has been received by the Chairman of the Meeting by 11:59 p.m. (Lisbon time) on 24 April 2015.

Only Registered Holders, being the person shown in the records of each Financial Intermediary, are entitled to exercise voting rights in respect of the Notes for which it is the Registered Holder. Accordingly beneficial owners that wish to vote in respect of the Extraordinary Resolution or participate at the Meeting must contact the Registered Holder through which they hold their Notes to arrange such voting or participation.

Any Noteholder who, as a professional, holds Notes in its own name but on behalf of clients (“Professional Noteholder”) may vote in different directions in respect of the Notes it holds, provided that, in addition to the submission of a Declaration of Participation and sending all the information referred to above by its Financial Intermediary, such Professional Noteholder submits to the Chairman of the Meeting, by 11:59 p.m. (Lisbon time) on 23 April 2015, by using any sufficient and proportional means of proof: (i) the identification of each client and the number of Notes entitled to vote on such client’s behalf, and (ii) the voting instructions given by each relevant client specifically for the item on the agenda. For these purposes, a statement of responsibility sent by the Professional Noteholder confirming that it has received from its clients voting instructions to the item on the agenda and indicating the other information referred to in (i) and (ii) above will be considered a “sufficient and proportional means of proof”.

Professional Noteholders are admitted to participate and vote only if: (i) the information mentioned in the preceding paragraph has been received by the Chairman of the Meeting by 11:59 p.m. (Lisbon time) on 23 April 2015, (ii) the respective Declaration of Participation has been received by the Chairman of the Meeting by 11:59 p.m. (Lisbon time) on 23 April 2015, and (iii) the respective Declaration of the Financial Intermediary has been received by the Chairman of the Meeting by 11:59 p.m. (Lisbon time) on 24 April 2015.

Except as provided above for Professional Noteholders, a person entitled to more than one vote must cast all the votes to which it is entitled in the same way.

Noteholders having declared their intent to take part in the Meeting as abovementioned, or having submitted votes or voting instructions as described below, who transfer any Notes between the Record Date and the closure of the Meeting shall immediately give notice thereof to the Chairman of the Meeting and the CMVM.

Noteholders’ Rights

(i)	Right to information at the Meeting

Noteholders may, in the course of the Meeting, request true, detailed and clear information so as to permit them to form a grounded opinion on the matters submitted to resolution.

Any information requested is given by the corporate body qualified therefor, but shall be withheld in the event its disclosure might cause serious harm to the Company or the Guarantor, or to a related company, or a violation of secrecy as imposed by law.

(ii)	Right to request the insertion of new items on the agenda

Noteholders who, individually or jointly with other Noteholders, hold Notes corresponding to at least 2 per cent. in nominal amount of the Notes for the time being outstanding (as defined in the Trust Deed), are entitled to request the insertion of new items on the agenda, by means of written application addressed to the Chairman of the Meeting (*).

Such application shall be duly justified and submitted in the 5 days following the date of the publication of this Notice and accompanied by a resolution proposal for each requested item, as well as by proof of ownership of the required 2 per cent. in nominal amount of the Notes for the time being outstanding (as defined in the Trust Deed).

(iii)	Right to submit resolution proposals

Noteholders who, individually or jointly with other Noteholders, hold Notes corresponding to at least 2 per cent. in nominal amount of the Notes for the time being outstanding (as defined in the Trust Deed), are entitled to request the insertion of resolution proposals on the items mentioned on or added to the agenda.

For such purpose, the Noteholders shall address a duly justified written application to the Chairman of the Meeting, together with any information accompanying such proposal and proof of ownership of the required 2 per cent. in nominal amount of the Notes for the time being outstanding (as defined in the Trust Deed), in the 5 days following the date of the publication of this Notice.

Quorum and Exercise of Voting Rights

The quorum required at the Meeting is one or more Noteholders present or being proxies or representatives and holding or representing in the aggregate more than 50 per cent. in nominal amount of the Notes for the time being outstanding (as defined in the Trust Deed). In the event that such quorum is not obtained at the Meeting, the Meeting will be deemed automatically adjourned for 19 May 2015, at 10:00 a.m.(Lisbon time), at the Company’s registered office at Avenida Fontes Pereira de Melo, no. 40, 1069 -300 Lisbon, Portugal, with the same agenda. At any adjourned Meeting one or more persons present being proxies or representatives (whatever the nominal amount of the outstanding Notes held or represented by them) shall form a quorum.

Every Noteholder shall have one vote in respect of each Note.

To be passed, the Extraordinary Resolution requires a majority consisting of not less than three-fourths of the votes cast in favour. If passed, the Extraordinary Resolution will be binding upon all the Noteholders, whether or not present at the Meeting and whether or not voting.

Representation of Noteholders

The Noteholders may arrange to be represented at the Meeting. A signed letter addressed to the Chairman of the Meeting (*) is sufficient as instrument of representation.

For such purpose, the Noteholders may use the form available as from the publication of this Notice at the Company’s registered office at Avenida Fontes Pereira de Melo, no. 40, 1069 -300 Lisbon, Portugal and on the website www.ptportugal.pt.

Any Noteholder may appoint different representatives as to Notes held in different securities accounts.

The Noteholders’ letters of representation referred to in the foregoing paragraphs, as well as the letters of Noteholders who are corporations conveying the name of the person who represents them, shall be addressed to the Chairman of the Meeting (*) so that they are received no later than 11:59 p.m. (Lisbon time) on 23 April 2015.

Representatives of Noteholders are admitted to participate and vote only if: (i) the information mentioned in the preceding paragraphs has been received by the Chairman of the Meeting by 11:59 p.m. (Lisbon time) on 23 April 2015, (ii) the respective Declaration of Participation has been received by the Chairman of the Meeting by 11:59 p.m. (Lisbon time) on 23 April 2015, and (iii) the respective Declaration of the Financial Intermediary has been received by the Chairman of the Meeting by 11:59 p.m. (Lisbon time) on 24 April 2015.

Voting by correspondence

Noteholders may download the voting papers from the website www.ptportugal.pt (such papers being available thereon as from the publication of this Notice), and send the same to the Company, addressed to the Chairman of the Meeting (*), duly completed and in a closed envelope, so that they are received, together with an envelope containing the declaration with a signature certified so as to confirm that the signing person has powers to bind the relevant company or, in the case of individuals, with a simple signature accompanied by a photocopy of the relevant identity card, no later than 5:00 p.m. (Lisbon time) on 23 April 2015.

The votes of Noteholders cast by correspondence are only considered if: (i) the information mentioned in the preceding paragraph has been received by the Chairman of the Meeting by 5:00 p.m. (Lisbon time) on 23 April 2015, (ii) the respective Declaration of Participation has been received by the Chairman of the Meeting by 11:59 p.m. (Lisbon time) on 23 April 2015, and (iii) the respective Declaration of the Financial Intermediary is received by the Chairman of the Meeting by 11:59 p.m. (Lisbon time) on 24 April 2015.

Voting by electronic means

Noteholders may also vote through the website www.ptportugal.pt, in accordance with the requirements established thereon, provided that, no later than 5:00 p.m. (Lisbon time) on 17 April 2015, the Chairman of the Meeting (*) receives a communication, prepared in accordance with the form made available on that same website, with a certified signature so as to confirm that the signing person has powers to bind the relevant company or, in the case of individuals, with a simple signature accompanied by a photocopy of the relevant identity card. This communication shall include the mailing address to which the Noteholder intends that the password provided by the Company for this purpose is sent.

Such Noteholders may cast their votes between 00:00 a.m. (Lisbon time) on 24 April 2015 and 5:00 p.m. (Lisbon time) on 27 April 2015.

The votes of Noteholders cast by electronic means, as described above, will only be considered if: (i) the documentation required above in order to request the voting by electronic means has been received by the Chairman of the Meeting by 5:00 p.m.(Lisbon time) on 17 April 2015, (ii) the respective Declaration of Participation has been received by the Chairman of the Meeting by 11:59 p.m. (Lisbon time) on 23 April 2015, and (iii) the respective Declaration of the Financial Intermediary has been received by the Chairman of the Meeting by 11:59 p.m. (Lisbon time) on 24 April 2015.

Voting through the Tabulation Agent

The Tabulation Agent appointed by the Company for the Consent Solicitation has set up a website where Registered Holders may register and submit votes in favour of or against the Extraordinary Resolution or abstain from voting.

Registered Holders can vote via the electronic platform located at www.e-forms.lucid-is.com/ptportugal. Registered Holders will be required to register providing certain details to verify their identity and holding of Notes against the list of Registered Holders established by Interbolsa at 12:00 a.m. (Lisbon time) on 24 April 2015.

Registered Holders providing instructions via the above electronic platform:

(i)	accept that the Chairman of the Meeting will act on their behalf for the exclusive purpose of casting votes on their behalf in favour of, or against, the Extraordinary Resolution at the Meeting and, by submitting their Consent Instructions, the Registered Holders acknowledge that the Chairman of the Meeting will act as their representatives as so described and accordingly approve such action;

(ii)	can instruct the Chairman of the Meeting to abstain from voting;

(iii)	are not required to complete any hard-copy paperwork; and

(iv)	(other than Professional Noteholders) must use the platform to submit votes in relation to their entire position and cannot send additional instructions by any other means.

Affiliate Members may submit instructions on behalf of their clients who are Registered Holders. Each Affiliate Member wishing to submit instructions on behalf of its clients should follow the below procedure:

(i)	register on the above website in order to obtain a username and a password;

(ii)	submit one electronic instruction per instruction type (vote in favour, vote against or abstain);

(iii)	send a spreadsheet containing the details of the votes cast through the website (a template spreadsheet will be available via email upon request to the Tabulation Agent),

provided that when registering on the above website, each relevant Affiliate Member will be deemed to agree, acknowledge, represent, warrant and undertake to the Issuer, the Guarantor, PTIF, the Solicitation Agents, the Trustee, the Paying Agents and the Tabulation Agent that:

(i)	it is acting upon written and duly given instructions of their relevant clients who are Registered Holders;

(ii)	it will promptly send a copy of any such instructions to the Chairman of the Meeting, if requested by the latter; and

(iii)	it is, and its relevant clients who are Registered Holders are, duly informed and agree and acknowledge that the Chairman of the Meeting may reject any votes relating to instructions so submitted by the Affiliate Member in respect of which copies of the relevant instructions has been requested by the Chairman of the Meeting and these have not been provided to him up to the deadline set for such purpose by the Chairman of the Meeting.

Noteholders wishing to vote through the Tabulation Agent should contact the Tabulation Agent or the financial intermediaries with whom they have opened the individual securities accounts where their Notes are registered. Deadlines and procedures that should be followed for the voting through the Tabulation Agent are detailed in the Consent Solicitation Memorandum. In any case, instructions via the above electronic platform may only be given by Registered Holders up to 5:00 pm (Lisbon time) on 28 April 2015.

The votes cast through the Tabulation Agent are only considered if submitted by a person who is a Registered Holder on the Record Date (24 April 2015 at 00:00 a.m. (Lisbon time)).

Counting of votes

Votes cast either by correspondence, by electronic means or through the Tabulation Agent are considered at the time of the counting of votes, by adding the same to those cast in the course of the Meeting.

Notice of the result of the voting on any resolution duly considered by the Noteholders shall be published by the Company on its website www.ptportugal.pt as well as on the website of the CMVM www.cmvm.pt, within 14 days of such result being known PROVIDED THAT the non-publication of such notice shall not invalidate such result.

(*)	Chairman of the Meeting:
Mailing Address:	Avenida Fontes Pereira de Melo, no. 40-10th floor, 1069-300, Lisbon, Portugal
Telephone:	+ 351 215 001 111
Fax:	+ 351 213 129 761
E-mail:	assembleia-ptportugal@telecom.pt

Lisbon, 9 April 2015

The Chairman of the Meeting of Noteholders,

/s/ João Alfredo Trindade Leal
João Alfredo Trindade Leal

This Notice is given by PT Portugal, SGPS, S.A.

Noteholders should contact the following for further information:

SOLICITATION AGENTS

Merrill Lynch
Merrill Lynch International
2 King Edward Street
London EC1A 1HQ
United Kingdom
Email:	kulwant.bhatti@baml.com
Fax:	+44 207 995 2929
Attention:	Kulwant Bhatti

Banco Santander Totta, S.A.
Rua do Ouro, no 88
1100-063
Lisbon
Portugal
Email:	tommaso.grospietro@santandergbm.com and ptconsent@santandergbm.com
Telephone:	+44 20 7756 6909 / +351 21 370 36 60
Attention:	Liability Management

BESI
Banco Espírito Santo de Investimento, S.A.
Rua Alexandre Herculano, 38
1269-161 Lisbon
Portugal
Email:	dcm@espiritosantoib.pt
Telephone:	+ 351 21 319 6904
Attention:	Capital Markets Division

TABULATION AGENT

Lucid Issuer Services Limited
Leroy House
436 Essex Road
London N1 3QP
United Kingdom
Email:	pt@lucid-is.com
Telephone:	+44 (0)20 7704 0880
Attention:	Yves Theis / Thomas Choquet

PRINCIPAL PAYING AGENT

Citibank, N.A.
13th Floor Citigroup Centre
Canada Square
London E14 5LB
United Kingdom
Email:	ppapayments@citi.com
Telephone:	+3531622 2210
Attention:	Principal Paying Agent

The Solicitation Agents, the Paying Agents and the Tabulation Agent are agents of the Company and the Guarantor and owe no duty to any Noteholders.

Dated: 9 April 2015

EXTRAORDINARY RESOLUTION

MEETING OF NOTEHOLDERS

PT PORTUGAL SGPS, S.A. (the “Company”)

4 May 2015

EXTRAORDINARY RESOLUTION

SOLE ITEM ON THE AGENDA:

(To approve an Extraordinary Resolution (the “Extraordinary Resolution”) in accordance with the provisions of the terms and conditions of the Notes (the “Conditions”) and the trust deed dated 17 December 1998 as supplemented on 19 September 2000, 20 December 2000, 4 February 2002, 29 April 2003, 7 November 2006, 23 April 2010, 1 June 2012 and 19 March 2014 and as further supplemented or amended from time to time (the “Trust Deed”), made between the Company, Portugal Telecom, SGPS, S.A., Portugal Telecom International Finance B.V., MEO Serviços de Comunicações e Multimédia., S.A. (formerly PT Comunicações, S.A.), Oi S.A., and Citicorp Trustee Company Limited (the “Trustee”), and the Interbolsa Instrument dated 19 March 2014 (the “Interbolsa Instrument”), in order to, among other things, introduce certain changes to the Notes including the introduction of PTIF as issuer and principal obligor in place of the Company, allow for the completion of the sale of the Company and grant to Noteholders an option to redeem their Notes (the “Investor Put”).

Whereas:

A.	The Company currently has debt securities outstanding, including the €400,000,000 6.25 per cent. Notes due 2016 issued by the Company under the Portugal Telecom International Finance B.V. (“PTIF”) and Portugal Telecom, SGPS, S.A. (“PT”) €7,500,000,000 Euro Medium Term Note Programme (the “Programme”) (hereinafter identified as the “Notes”). PTIF has also issued debt securities under the Programme.

B.	In March 2014 the Noteholders approved certain changes including the introduction of Oi S.A. as guarantor (the “Guarantor”) of the Notes.

C.	The Guarantor now wishes to introduce certain other changes to the Notes including the introduction of PTIF as issuer in place of the Company to allow for the completion of the sale of Company as described below and grant to Noteholders an option to redeem their Notes (the “Investor Put”).

It is proposed that the holders (the “Noteholders”) of the €400,000,000 6.25 per cent. Notes due 2016 issued by the Company under the Programme (hereinafter referred to as the “Notes”) resolve:

1.	To approve and assent to the modification of the terms and conditions of the Notes (as set out in the Trust Deed as supplemented by the Final Terms dated 13 July 2012, as amended from time to time) by:

(i)	the substitution, in place of the Company, of Portugal Telecom International Finance B.V., as issuer and principal obligor;

(ii)	the making of certain amendments consequential to, and in addition to, the modifications referred to in (i) above and (iv) below (all such modifications, amendments and substitution together, the “Proposal”) set out in the supplemental trust deed supplementing the Trust Deed (the “Supplemental Trust Deed”), the new Interbolsa instrument (the “New Interbolsa Instrument”) and the supplemental agency agreement supplementing the agency agreement dated 17 December 1998 as supplemented or amended from time to time (the “Supplemental Agency Agreement”) substantially in the form of the drafts made available for inspection at the specified offices of the Tabulation Agent and at the Company’s registered office at Avenida Fontes Pereira de Melo, no. 40, 1069-300 Lisbon, Portugal from on or about 13 April 2015);

(iii)	the implementation of the Proposal on, and subject to, the conditions set out in the consent solicitation memorandum dated 9 April 2015 from the Company and the Guarantor addressed to the Noteholders (the “Consent Solicitation Memorandum”); and

(iv)	the amendment of the Conditions of the Notes to apply Condition 7(d) (Redemption at the option of the Noteholders (Investor Put)) to the Notes and the deletion of the existing wording of such Condition as set out in the Trust Deed and its replacement in its entirety with the following:

“(d) Redemption at the option of the Noteholders (Investor Put)

On the date of completion of the sale (the “PT Portugal Sale”) of PT Portugal, SGPS, S.A. by the Guarantor to Altice Portugal S.A. (the “Sale Completion Date”) or on the following Business Day, the Guarantor shall announce (the “PT Portugal Sale Announcement”) such completion (in the same, or substantially the same, form as the notice set out in Schedule 2 of the Agency Agreement), and the Issuer shall, at the option of the holder of any Note, redeem such Note, on the thirtieth Business Day following the Sale Completion Date (the “Put Settlement Date”). In order to exercise the right to require redemption of a Note under this Condition the relevant holder of any Note shall, at any time from the date of the PT Portugal Sale Announcement to (and including) the twentieth Business Day following the Sale Completion Date (such period, the “Put Period”), instruct the authorised financial intermediary entitled to hold control accounts with Interbolsa (as “Affiliate Member”), with which it holds such Note, as detailed in the PT Portugal Sale Announcement. Any Note redeemed pursuant to this Condition will be redeemed at the relevant redemption price (expressed as a percentage of the principal amount of the relevant Note) specified in the table below for the period within which the Sale Completion Date falls, together with interest accrued and unpaid to the Put Settlement Date:

Sale Completion Date	Redemption Price

Until 30 June 2015	103.975%
1 July 2015 – 30 September 2015	102.875%
1 October 2015 – 31 December 2015	102.125%
1 January 2016 – 31 March 2016	101.375%
1 April 2016 – 30 June 2016	100.625%
1 July 2016 until Notes maturity	100.000%

For these purposes, a “holder of any Note” means each person shown in the individual securities accounts held with an Affiliate Member of Interbolsa as having an interest in the Notes. Any beneficial owner of Notes not falling within this definition, and who intends the put option to be exercised on its behalf, shall ensure that the relevant procedures of Euroclear, Clearstream, Luxembourg, or any other intermediary, are complied with within the relevant timeframe required, so as to allow the above Interbolsa procedures to be complied with within the relevant timeframe.

Noteholders who hold Notes through Euroclear, Clearstream Luxembourg or any other intermediary should note that their custodians will be informed of the PT Portugal Sale Announcement and a form of the put instruction will be made available to all such Noteholders who intend the put option to be exercised.

The put option set out above shall be exercisable at any time in accordance with this Condition from the date of the PT Portugal Sale Announcement to (and including) the twentieth Business Day following the Sale Completion Date (such period, the “Put Period”) only and shall be conditional on the holder of the Notes who wishes to exercise the put option making such instructions as set out herein and in the PT Portugal Sale Announcement.

In this Condition “Business Day” means a day on which commercial banks and foreign exchange markets settle payments in Lisbon and São Paulo and which is a TARGET Day.”.

The PT Portugal Sale Announcement when published shall require that a Noteholder shall instruct the relevant Affiliate Member of Interbolsa (i) that it elects to exercise the put option under Condition 7(d), (ii) a to block the Notes in the Noteholder’s account for such purpose, (iii) to promptly inform the Portuguese Paying Agent of the amount of Notes subject to such put option, and (iv) to settle the put option on the Put Settlement Date through the real time settlement system of Interbolsa (known as the SLRT System) in accordance with the applicable procedures.

2.	To waive, subject to and conditional on the execution and delivery of the Supplemental Trust Deed, the Supplemental Agency Agreement and the New Interbolsa Instrument, any and all of the Events of Default and Potential Events of Default (as such terms are defined in the Trust Deed) that may be triggered by the PT Portugal Sale or any transaction executed as part of, or pursuant to, the PT Portugal Sale;

3.	To authorise, direct, request and empower the Trustee (i) to concur in and (where applicable) to execute the Supplemental Trust Deed, the New Interbolsa Instrument and the Supplemental Agency Agreement and (ii) to concur in, and to execute and do, all such other deeds, instruments, acts and things as may be necessary or appropriate to carry out and give effect to this Extraordinary Resolution and the implementation of the Proposal;

4.	To discharge and exonerate the Trustee from all liability for which it may have become or may become responsible under the Supplemental Trust Deed, the New Interbolsa Instrument, the Supplemental Agency Agreement or the Notes in respect of any act or omission in connection with the implementation of the Proposal or this Extraordinary Resolution;

5.	To sanction and assent to every abrogation, amendment, modification, compromise or arrangement in respect of the rights of the Noteholders against the Company and/or the Guarantor or any other person whether such rights shall arise under the Supplemental Trust Deed, the New Interbolsa Instrument, the Supplemental Agency Agreement or otherwise involved in or resulting from or to be effected by, the Proposal and their implementation;

6.	To acknowledge that the Company and the Guarantor may choose, before the Completion of the PT Portugal Sale, not to implement the Proposal and not to execute the Supplemental Trust Deed, the New Interbolsa Instrument or the Supplemental Agency Agreement notwithstanding the fact that this Extraordinary Resolution is passed; and

7.	To acknowledge that capitalised terms used but not otherwise defined in this Extraordinary Resolution have the meanings given to them in the Consent Solicitation Memorandum.

Rationale for the Proposal

The Company and the Guarantor are seeking the consent of Noteholders to the Proposal in order to satisfy a condition of the Share Purchase Agreement, dated as of 9 December 2014, among the Guarantor, Altice Portugal S.A. (“Altice Portugal”) and Altice S.A. pursuant to which the Guarantor has agreed to sell, and Altice Portugal has agreed to buy, all of the shares of the Company (the “PT Portugal Sale”). The closing under the Share Purchase Agreement is conditioned on, among other things, the release of the Company from its obligations under the Notes.

The Company and the Guarantor are also seeking the consent of Noteholders to waive any and all of the Events of Default and Potential Events of Default that may be triggered by the PT Portugal Sale or any transaction executed as part of, or pursuant to, the PT Portugal Sale, as more fully described in “Background to the Proposal” above.

Consent Fee

Subject to satisfaction of the Payment Conditions, Noteholders who either deliver or procure delivery of a valid Consent Instruction in favour of the Extraordinary Resolution (which is not validly revoked) will be eligible to receive the Consent Fee of 0.40 per cent. of the aggregate principal amount of Notes which are the subject of such Consent Instruction if such Consent Instruction is received by the Tabulation Agent or the Chairman of the Meeting by the Voting Deadline.

Payment Conditions	The payment of the Consent Fee is subject to: (a) the approval of the Extraordinary Resolution by the Noteholders; (b) the execution and delivery of the Supplemental Trust Deed, the Supplemental Agency Agreement and the New Interbolsa Instrument; and (c) completion of the PT Portugal Sale.

THE VOTING DEADLINE IS, UNLESS EXTENDED OR AMENDED AT THE ABSOLUTE DISCRETION OF THE COMPANY AND THE GUARANTOR:

(a)	5:00 p.m. (Lisbon time) on 23 April 2015 for Noteholders voting by correspondence;

(b)	5:00 p.m. (Lisbon time) on 27 April 2015 for Noteholders voting by electronic means;

(c)	5:00 p.m. (Lisbon time) on 28 April 2015 for Noteholders voting through the Tabulation Agent.

Noteholders should be aware that, in order to be eligible to receive the Consent Fee, their Consent Instructions must be submitted (a) through means that allow the Tabulation Agent or the Chairman of the Meeting to receive their Consent Instructions by the Voting Deadline, which are either: (i) voting through the Tabulation Agent; or (ii) voting by correspondence; or (i) voting by electronic means; or (b) by attending and voting at the Meeting (in person or through a representative).

Noteholders are advised to check with any broker, dealer, bank, custodian, trust company or other trustee through which they hold Notes whether such broker, dealer, bank, custodian, trust company or other trustee would require receiving any notice or instructions prior to the deadlines set out above.

The Meeting in respect of the Notes will start at 10:00 a.m. (Lisbon time) on 4 May 2015 at the Company’s registered office at Avenida Fontes Pereira de Melo, no. 40, 1069-300 Lisbon, Portugal.

The Trustee

In accordance with normal practice, the Trustee expresses no opinion as to the merits of the Consent Solicitation or the Proposal (which it was not involved in negotiating). It has, however, authorised it to be stated that, on the basis of the information set out in the Consent Solicitation Memorandum (which it recommends Noteholders to read carefully) and in this Notice, it has no objection to the Extraordinary Resolution referred to above being submitted to the Noteholders for their consideration. The Trustee has, however, not been involved in formulating the Consent Solicitation, the Extraordinary Resolution or the Proposal and makes no representation that all relevant information has been disclosed to Noteholders in the Consent Solicitation Memorandum and this Notice. Accordingly, the Trustee urges Noteholders who are in any doubt as to the impact of the implementation of the Extraordinary Resolution or the Proposal to seek their own independent financial advice.

The Proposal

The Proposal includes the substitution, in place of the Company, of PTIF as issuer and principal obligor, granting Noteholders an option to redeem their Notes (an Investor Put) and the waiver of any Events of Default or Potential Events of Default that may be triggered by a PT Portugal Sale.

The Proposal also contains certain other amendments to the Trust Deed and the Conditions which are set out in full in the Supplemental Trust Deed, the Supplemental Agency Agreement and the New Interbolsa Instrument, copies of which may be requested from the Tabulation Agent and which are also available for inspection at the office of the Tabulation Agent at the address stated on the back page of the Consent Solicitation Memorandum.

The Notes are not “obrigações” issued under Portuguese law. Except as provided below, the Consent Solicitation, the Consent Solicitation Memorandum and all contracts resulting therefrom and any non-contractual obligation arising out of or in connection with any of them, shall be governed by, and construed in accordance with, the laws of England. Any Declaration of Participation, Declaration of Financial Intermediary, any Consent Instruction, any form of proxy issued, in each case in respect of the Notes, and all contracts resulting therefrom and any non-contractual obligation arising out of or in connection with any of them, shall be governed by, and construed in accordance with, the laws of Portugal. Submission by, or on behalf of, a Noteholder of a Consent Instruction constitutes his or her submission, in relation to all matters arising out of or in connection with the Consent Solicitation, this Consent Solicitation Memorandum, any Consent Instruction and all contracts resulting therefrom and any non-contractual obligation arising out of or in connection with any of them, to the exclusive jurisdiction of the courts of England.

9 April 2015.

The Board of Directors

PT Portugal, SGPS, S.A.

ISSUER

PT Portugal SGPS, S.A.

Avenida Fontes Pereira de Melo, no. 40

1069-300 Lisbon

Portugal

GUARANTOR

Oi S.A.

Rua Humberto de Campos, 425, Leblon

Rio de Janeiro/RJ

Brasil, 22.430-190

Requests for information in relation to the Consent Solicitation should be directed to:

SOLICITATION AGENTS

BofA Merrill Lynch	Santander Global Banking & Markets	BESI
Merrill Lynch International 2 King Edward Street London EC1A 1HQ United Kingdom	Banco Santander Totta, S.A. Rua do Ouro, no 88 1100-063 Lisbon Portugal	Banco Espírito Santo de Investimento S.A. Rua Alexandre Herculano, 38 1269-161 Lisbon Portugal

Email: kulwant.bhatti@baml.com Telephone: +44 207 995 2929 Attention: Kulwant Bhatti	Email: tommaso.grospietro@santandergbm.com and ptconsent@santandergbm.com Telephone: +44 20 7756 6909 +351 21 370 36 60 Attention: Liability Management	Email: dcm@espiritosantoib.pt Telephone: + 351 21 319 6904 Attention: Capital Markets Division

Requests for copies of the Consent Solicitation Memorandum and information in relation to the procedures for submission of a Consent Instruction should be directed to:

TABULATION AGENT

Lucid Issuer Services Limited

Leroy House

436 Essex Road

London N1 3QP

United Kingdom

Email: pt@lucid-is.com

Telephone: +44 (0)20 7704 0880

Attention: Yves Theis / Thomas Choquet